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                                                                 EXHIBIT 10.17

             CONFIDENTIAL MUTUAL RELEASE AND SETTLEMENT AGREEMENT

          Daniel I. Rubin ("Employee") and Artisan Components, Inc. ("Artisan Components") have mutually agreed that Employee's employment with Artisan Components will terminate effective April 15, 1998 ("Termination Effective Date"). To assist in a reasonable transition in connection with Employee's termination of employment, Employee and Artisan Components agree as follows:

          1. Artisan Components has no policy obligating it to pay severance benefits to terminated executive employees. However, in return for Employee's execution of and adherence to this Agreement, and in particular for the release that forms a material part of this Agreement, Artisan Components shall provide Employee with certain severance benefits to which he would not otherwise be entitled. Said severance benefits are set forth in the attached Exhibit A which is incorporated herein by reference. Artisan Components will make all deductions from such compensation as required by law and Artisan Components' policy and practice.

          2. In further consideration of the mutual promises herein, Employee on behalf of himself, his heirs and assignees hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, Artisan Components, and its officers, directors, employees, shareholders, representatives, subsidiaries, predecessors, successors, assigns, and all persons acting by, through or in concert with them (hereinafter "Company"), of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys' fees and costs), known or unknown, suspected or unsuspected, that Employee may now have or has ever had against Company by reason of any act, omission, transaction, or event occurring up to the later of (i) the date of signing this Agreement, or (ii) the Termination Effective Date. This includes without limitation, any wrongful or unlawful discharge claim, any claims relating to any contracts of employment whether express or implied, any claims related to compensation, including any stock or any other claims related to Employee's employment with Artisan Components and the termination thereof. The foregoing shall not discharge Artisan Components' obligations under this Agreement.

          3. In further consideration of the mutual promises herein, Artisan Components on behalf of itself, and its officers, directors, employees, representatives, subsidiaries, predecessors, successors, assigns, and all persons acting by, through or in concert with them hereby irrevocably and unconditionally releases and forever discharges, Employee, his spouse, heirs, assigns, agents and representatives, of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys' fees and costs), known or unknown, suspected or unsuspected, that Artisan Components may now have or has ever had against Employee by reason of any act, omission, transaction, or event occurring up to the later of (i) the date of signing this Agreement, or (ii) the Termination Effective Date. The foregoing shall not discharge Employee's obligations under this Agreement.

          4. Employee and Artisan Components each expressly waives all rights and benefits afforded by Section 1542 of the California Civil Code and acknowledges the significance and consequence of this waiver. Section 1542 provides as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

          5. Employee agrees that he will keep the fact and terms of this Agreement and the negotiations leading to it completely confidential and that he will not hereafter disclose or publish any information concerning such matters to anyone other than his family, his attorney and his accountant. Employee may

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make such disclosures as are finally compelled by law provided Employee gives
Artisan Components prompt notice of such legal process in order that Artisan Components shall have the opportunity to object to the disclosure of such information.

          6. Employee shall not publish or disclose to any third party any confidential or proprietary information concerning Artisan Components which was acquired or learned during the course of Employee's employment with Artisan Components. By way of example and not limitation, such information includes management organization, salary structures, financial results and conditions, product quality, product pricing, business model, distribution strategy, customer lists and preferences, marketing plans, product development, and other business activities, strategies and plans, to the extent such matters have been maintained as confidential by Artisan Components, or constitute proprietary information under the law. Confidential Information shall not include information already known to third parties without an obligation of non-disclosure and rightfully acquired by them. The provisions of this section shall not restrict Employee's obligation to disclose such information when finally compelled by law provided Employee gives Artisan Components prompt notice of such legal process in order that Artisan Components shall have the opportunity to object to the disclosure of such information.

          7. Any controversy or any claim of any kind arising out of or relating to this Agreement, its breach, or Employee's termination of employment, including but not limited to, any claim relating to its validity or enforceability which is not settled by agreement between the parties, shall be submitted to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association or any successor thereto. A neutral arbitrator shall be jointly chosen by the parties from a list of arbitrators provided by the American Arbitration Association office closest to Sunnyvale, California, and any hearings shall be held at such office. The award issued by the arbitrator shall be final and binding upon the parties, and judgment on the award may be entered in any court having jurisdiction. The fees and costs of the arbitrator and administrative fees shall be borne equally by the parties. The arbitrator shall have the power to award attorney's fees to the prevailing party. In consideration of each party's agreement to submit to arbitration all disputes with regard to this Agreement, each party agrees that the arbitration provisions hereof shall provide their exclusive remedy, and each party expressly waives any right they may otherwise have to seek redress in any other forum. The parties further agree that the arbitrator acting hereunder shall not be empowered to add to, subtract from or in any other manner modify, alter or amend the terms of this Agreement.

          8. Employee shall not solicit any employee of Artisan Components to terminate their employment with Artisan Components prior to the date twelve (12) months after the Termination Effective Date.

          9. Employee agrees not to disparage Artisan Components, its products, services and employees. Artisan Components agrees not to disparage Employee.

          10. This Agreement shall be governed by the laws of California, and shall inure to the benefit of Artisan Components and its successors and assigns. In the event any provision of this Agreement is determined by an arbitrator or a court or other tribunal to be unenforceable for any reason, the remaining provisions hereof shall remain in full force and effect and the unenforceable provision(s) shall be interpreted and rewritten to give effect to the parties' economic intentions. This is the entire Agreement between the parties and supersedes all previous negotiations, agreements and understandings. No promise, inducement or agreement not herein expressed has been made by either party hereto. No

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modifications of this Agreement can be made except in writing signed by Employee and the President of Artisan Components.

          11. Employee and Artisan Components each agrees not to issue a press release relating to this Confidential Mutual Release and Settlement Agreement or Employee's termination without the other party's prior consent. Notwithstanding the foregoing, Employee acknowledges that Artisan Components may be required under certain securities laws or other applicable laws or regulations to publish some or certain elements of this Agreement and/or the fact of Employee's termination.

          12. Employee will be entitled to COBRA benefits as provided by law.

          AGREED AND UNDERSTOOD:

EMPLOYEE: DANIEL I. RUBIN                  ARTISAN COMPONENTS, INC.


By: /s/ Daniel I. Rubin                    By: /s/ Robert D. Selvi
   --------------------------                 -------------------------
        Daniel I. Rubin

Date:   April 13, 1998                     Name:  Robert D. Selvi
     ------------------------                   -----------------------

                                           Date:  April 13, 1998
                                                -----------------------

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                                   EXHIBIT A

                               SEVERANCE BENEFITS

Artisan Components agrees to provide Employee, as his complete severance benefits, the following:

1. Artisan Components will pay Employee $86,400, subject to applicable withholding, in accordance with the following payment schedule.

$7,200.00, subject to applicable withholding, will be paid bi-monthly for six
(6) months, with a payment due on or about the 15/th/ of each of the 6 months and a payment due on or about the last day of each of the 6 months. The first $7,200.00 bi-monthly payment will be paid on or about April 30, 1998, and the last (the twelfth $7,200.00 payment) will be paid on or about October 15, 1998.

2. Artisan Components will pay Employee, subject to applicable withholding, the following within five (5) days after the Termination Effective Date:

    - $6,226.70 (the approximate cost to Artisan Components of six (6) months of the Employee's benefits); and

    - $2,000.00 (the approximate remainder of a pool of $3,500 that Employee was previously eligible to utilize for estate planning).

3. Employee may keep the Macintosh (Powerpc) and laser printer and IBM Aptiva personal computer owned by Artisan Components and used by Employee at his home while an employee. Artisan Components assigns to Employee Artisan Components' title in and to such computer equipment in "AS IS" condition. Employee agrees to remove/destroy any and all Confidential Information of Artisan Components (and any of its customers) on the computers on or before the Termination Effective Date. If any of the software on such computers is licensed to Artisan Components under a license that prohibits Artisan Components from allowing Employee to retain such software, Artisan Components will notify Employee and Employee will promptly return or destroy such software as may be requested by Artisan Components.

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